Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

HP INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, to be issued under the Fifth Amended and Restated HP Inc. 2004 Stock Incentive Plan (the "Plan")	457(c)(2)	73,600,000	$29.86	$2,197,696,000	$138.10 per $1,000,000	$303,501.82
Equity	Common Stock, $0.01 par value per share, to be issued under the Company's inducement pool for employees (the "Inducement Pool")	457(c)(2)	6,500,000	$29.86	$194,090,000	$138.10 per $1,000,000	$26,803.83
Total Offering Amounts					$2,391,786,000		$330,305.65
Total Fee Offsets							$0.00
Net Fee Due							$330,305.65

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also covers any additional shares of Common Stock, par value of $0.01 per share (“Common Stock”) of HP Inc. in respect of the securities identified in the above table that may become issuable through the Plan and the Inducement Pool as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.  The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $29.86 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on August 20, 2026.